Pro Forma Combined Financial Statements
(Unaudited)

 Index to Pro Forma Combined Financial Statements

Pro Forma combined balance sheets as of June 30, 2012 (Unaudited)	4

Pro Forma combined statements of operations (Unaudited) for the fiscal year ended June 30, 2012	5

Notes to Unaudited Pro Forma financial statements	6

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet presents our financial position as of June 30, 2012, assuming that the acquisition of certain assets and assumption of certain liabilities and operating leases of Lisbon Cinema (dba Lisbon Theatres, Inc.) had been completed as of June 30, 2012.

The unaudited pro forma combined statement of operations include the results of operations of the Company for the year ended June 30, 2012 and the twelve months results of operations  (July 1, 2011 to June 30, 2012) of Lisbon Cinema as if the acquisition had been consummated on July 1, 2011.

These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition and factually supportable. Our unaudited pro forma combined financial information and explanatory notes present how our combined financial statements may have appeared had the businesses actually been combined as of the dates noted above. The unaudited pro forma combined financial information shows the impact on the combined balance sheets and the combined income statements under acquisition accounting with Digiplex treated as the acquirer. Under this method of accounting, the assets purchased and liabilities assumed of the acquirees are recorded by Digiplex at their estimated fair values as of the acquisition date.

It is anticipated that the acquisition of certain assets and assumption of operating leases of Lisbon Cinema will provide financial benefits such as, among other factors, possible expense efficiencies; however, we cannot assure you that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma financial information. As required, the unaudited pro forma combined financial information includes adjustments for events that are directly attributable to the transaction, expected to have a continuing impact and are factually supportable; as such, any planned adjustments affecting the balance sheet, statement of operations, or shares of Class A or Class B common stock outstanding subsequent to the assumed acquisition completion dates are not included. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined businesses had they actually been combined on the dates noted above. However, management believes that the assumptions used provide a reasonable basis for presenting the combined pro forma information, that the pro forma adjustments give appropriate effect to the assumptions and are properly applied in the unaudited pro forma combined financial information.

As explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price for the Lisbon Cinema acquisition that is reflected in our pro forma combined financial information is subject to adjustment. The actual purchase price allocation will be recorded based upon final estimated fair values of the assets acquired and operating leases assumed, which are likely to vary from the purchase price allocations adopted in the pro forma combined financial statements. In addition, there may be further refinements of the purchase price allocation for the Lisbon Cinema acquisition as additional information becomes available.

Unaudited Pro Forma Combined Balance Sheets
June 30, 2012
(In thousands, except share and per share data)

		Lisbon	Pro Forma Adjustment	Pro Forma	Pro Forma
	Digiplex	Theaters, Inc.	(Note 1)	Footnotes	Combined
ASSETS		(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,037	$181	$(171)	(a) (b)	$2,047
Accounts receivable	238	28	(28)	(b)	238
Inventory	78	6	-		84
Prepaid expenses and other current assets	381	-	4	(a)	385
Total current assets	2,734	215	(195)		2,754
Property and equipment, net	15,432	5,225	468	(a) (b)	21,125
			68	(c)
Intangible assets, net	4,114	-	310	(a)	4,321
			(103)	(c)
Goodwill	980	-	541	(a)	1,521
Other assets	17	17	(17)	(b)	17
TOTAL ASSETS	$23,277	$5,457	$1,072		$29,806
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,970	$697	$(697)	(b)	$1,970
Payable to vendor for digital systems	3,334	354	(354)	(b)	3,334
Earn out from theater acquisition	79	-	550	(a)	629
Notes payable, current portion	1,000	324	(324)	(b)	1,000
Capital lease obligations, current portion	-	128	(128)	(b)	-
Total current liabilities	6,383	1,503	(953)		6,933
NONCURRENT LIABILITIES
Notes payable, long term portion	-	3,654	(3,654)	(b)	6,014
			6,014	(a)
Capital lease obligations, net of current portion	-	249	(249)	(b)	-
Deferred rent expense	83	310	(310)	(b)	83
Other liabilities	229	-	-		229
TOTAL LIABILITIES	6,695	5,716	848		13,259
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock	-	-	-		-
Class A common stock	45	-	-		45
Class B common stock	9	-	-		9
Additional paid-in capital	19,285	-	-		19,285
Common stock	-	5	(5)	(b)	-
Accumulated deficit	(2,757)	(264)	264	(b)	(2,792)
			(35)	(c)
Total stockholder’s deficit	16,582	(259)	224		16,547
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,277	$5,457	$1,072		$29,806

See accompanying notes to the unaudited proforma financial statements.

Unaudited Pro Forma Combined Statements of Operations
Fiscal year ended June 30, 2012
(In thousands, except share and per share data)

	Digiplex	Lisbon Theaters, Inc.	Adjustment	Footnotes	Pro Forma Combined
REVENUES
Admissions	$4,738	$3,191	$-		$7,929
Concessions	1,646	1,441	-		3,087
Other	287	29	-		316
Total revenues	6,671	4,661	-		11,332
COSTS AND EXPENSES
Cost of operations:
Film rent expense	2,387	1,697	-		4,084
Cost of concessions	294	241	-		535
Salaries and wages	849	416	-		1,265
Facility lease expense	821	482	-		1,303
Utilities and other	1,152	622	-		1,774
General and administrative expenses	1,945	143	-		2,088
Change in fair value of earnout liability	(20)	-	-		(20)
Depreciation and amortization	1,147	542	35	(c)	1,724
Total costs and expenses	8,575	4,143	35		12,753

OPERATING INCOME	(1,904)	518	(35)		(1,421)
OTHER EXPENSE
Interest expense	12	370	(370)	(d)	622
			610
Other expense	9	-	-		9
NET INCOME (LOSS)	$(1,925)	$148	$(275)		$(2,052)

Income tax expense	42	-	-		42
NET INCOME (LOSS)	$(1,967)	$148	$(275)		$(2,094)

Preferred stock dividends	(257)	-	-		(257)
NET INCOME (LOSS)	$(2,224)	$148	$(275)		$(2,351)

Net loss per Class A and Class B common share- basic and diluted	$(1.00)				$(1.06)

Weighted average common shares outstanding	2,218,045				2,218,045

See accompanying notes to the unaudited proforma financial statements.

 Notes to Unaudited Pro Forma Financial Statements
Fiscal year ended June 30, 2012
(In thousands)

1.	PRO FORMA BASIS OF PRESENTATION

The acquisition of Lisbon Theaters, Inc  is reflected in the unaudited pro forma combined financial statements as being accounted for under the acquisition method in accordance with ASC 805. Under the acquisition method, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. Digital Cinema Destinations Corp. (“Digiplex”) has made significant estimates and assumptions in determining the preliminary allocation of the purchase price in the unaudited pro forma combined financial statements. These estimates are based on key assumptions of the acquisition. Due to the fact that the unaudited pro forma combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed.

The unaudited pro forma combined statements of operations for the twelve months ended June 30, 2012 assume the acquisition occurred on July 1, 2011. The unaudited pro forma combined balance sheet as of June 30, 2012, assumes the acquisition had been completed as of June 30, 2012. The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Digiplex and Lisbon Cinema.

Under ASC 805, acquisition costs (such as advisory, legal, valuation or other professional fees) are not included as a component of consideration transferred and have been excluded from the unaudited pro forma combined statements of operations. The Company expects to incur total acquisition costs of approximately $30.

The unaudited pro forma combined financial statements do not include the realization of any cost savings from anticipated operating efficiencies, synergies or other restructuring activities which might result from the acquisition. The unaudited pro forma combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Digiplex that are filed with the Securities and Exchange Commission and of  Lisbon Cinema that are included herein.

The unaudited pro forma combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the acquisition been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of the Company.

The proforma adjustments included in the unaudited pro forma combined condensed financial statements are as follows:

(a)
To record the Lisbon Cinema preliminary fair value of assets acquired for a purchase price of $6,500 including, an estimated earnout liability of $550 and cash from borrowings of $6 million. Digiplex is in the process of finalizing the fair values of assets acquired and certain liabilities assumed including a capital lease for digital cinema equipment.  The preliminary estimates included are as follows:

ASSETS
Cash	$10
Prepaid expenses	4
Inventory	6
Property and equipment	5,693
Covenants not to compete	310
Goodwill	541
Total purchase price	6,564

LIABILITIES AND OTHER
Earnout liability	550
Total purchase price paid in cash	$6,014

(b)	To remove the components of Lisbon Cinema not acquired by us.

(c)	To remove historical depreciation of $542 and record estimated depreciation and amortization of $577.

(d)	To remove historical interest expense of Lisbon Cinema, as there was no assumption of debt on the acquisition date and record estimated interest expense of $610 on $6 million of borrowings.